UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2005

MAGNETEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10233	95-3917584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Boulevard, Suite 850, Los Angeles, CA  90024

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 689-1610

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01, 1.02, 2.03   Entry into a Material Definitive Agreement; Termination of a Material Definitive Agreement; Creation of a Direct Financial Obligation

On September 30, 2005, MagneTek, Inc. (the “Company”) filed a current report on Form 8-K (the “Original 8-K”) which incorporated by reference a press release (the “Initial Press Release”) announcing that it had entered into (i) a Credit Agreement (the “Revolving Credit Agreement”) among the Company, certain subsidiaries of the Company party thereto, the lenders from time to time party thereto (the “Revolving Lenders”) and Wells Fargo Foothill, Inc., as administrative agent for the Revolving Lenders (the “Revolving Administrative Agent”) and (ii) a Financing Agreement (the “Term Credit Agreement”, and together with the Revolving Credit Agreement, collectively, the “New Credit Agreements”) among the Company, certain subsidiaries of the Company party thereto, the lenders from time to time party thereto (the “Term Lenders”) and Ableco Finance LLC, as collateral agent and administrative agent (the “Term Administrative Agent”) for the Term Lenders.

This Amendment No. 1 to the Original 8-K clarifies, expands on and supersedes the description of the terms of the New Credit Agreements set forth in the Original 8-K and the Initial Press Release.

Revolving Credit Agreement

The Revolving Credit Agreement provides for up to $13 million in revolving borrowings (the “Revolving Loans”), with the amount of Revolving Loans the Company may actually borrow based on (i) a borrowing base consisting of certain of the Company’s accounts receivable and inventory, (ii) on a multiple of the amount of the Company’s trailing twelve-month (“TTM”) domestic EBITDA, (iii) a block of $2 million after the consummation of certain asset sales by the Company and (iv) a block of $4.6 million until amounts are drawn under the Term Credit Agreement (in each case with terms as defined or set forth in the Revolving Credit Agreement).  The Revolving Credit Agreement also provides for a $4 million letter of credit subfacility.  Proceeds from Revolving Loans may be used by the Company for its lawful and permitted purposes; provided that approximately $4.6 million of Revolving Loans shall be borrowed and used, if necessary, to fund a portion of the payments that will be made by the Company if certain previously disclosed pending litigation is resolved adversely.  In the event such pending litigation is resolved in favor of the Company, the Company may use this portion of the Revolving Loans for any other lawful and permitted purpose.  The maturity date for the Revolving Loans is December 31, 2007, or such earlier date as the Term Credit Agreement may terminate.

The Company, along with certain of its other domestic subsidiaries, are the borrowers under the Revolving Credit Agreement (collectively, the “Revolving Borrowers”).  The obligations of the Revolving Borrowers in respect of the Revolving Loans are guaranteed by all of the other domestic subsidiaries of the Company and by Mondel ULC, the Company’s indirect Canadian operating subsidiary (“Mondel”), and are secured by perfected first priority security liens, subject to certain permitted liens, in substantially all of the Company’s, its domestic subsidiaries’ and Mondel’s real, personal, tangible and intangible assets.

Revolving Loans bear interest, at the Company’s option, at either the Revolving Lender Agent’s prime lending rate plus 2½% or at the LIBOR rate plus 4%.

The Revolving Credit Agreement contains customary representations and warranties and affirmative and negative covenants.  The Revolving Credit Agreement requires the Company maintain certain financial covenants that include minimum levels of TTM EBITDA, minimum levels of TTM EBITDA for the Company’s power control systems operating division, a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum amount of capital expenditures (each as defined or set forth in the Revolving Credit Agreement).  In addition, the Revolving Credit Agreement contains restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness; create liens on assets; undergo certain fundamental changes; dispose of assets; change the nature of their business; modify documents governing certain indebtedness, organizational documents or certain material agreements; cause certain change of control events; consign their inventory; make certain restricted payments such as dividends or capital distributions; make loans, investments or advances; engage in certain transactions with affiliates; store inventory and equipment with bailees; terminate pension plans; incur lease obligations; restrict their subsidiaries from paying dividends; issue capital stock; and permit certain excluded foreign subsidiaries from acquiring assets, incurring liabilities or engaging in business.

The Revolving Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts when due; violation of covenants, subject in certain cases to stated grace periods; the attachment or seizure of a material portion of the assets of the Company or any of its subsidiaries; the occurrence of certain bankruptcy events; the prevention by governmental authorities of the conduct of a material part of the business of the Company or any of its subsidiaries; the occurrence of certain payment defaults in respect of other indebtedness; the handing down of certain material judgments adverse to the Company; inaccuracy of representations and warranties; the actual or asserted invalidity of any loan document or security interest contemplated by the Term Credit Agreement; the occurrence of certain ERISA-related events; the occurrence of certain defaults in respect of material contracts; the occurrence and continuance of events of default under certain debt documents; the incurrence of material losses due to an act of God; the cessation of a substantial part of the business of the Company or any of its subsidiaries; the failure to renew material licenses; the commencement of certain governmental proceedings which could result in a material forfeiture of property; the incurrence of liability for certain material environmental liabilities; and the failure of the Company to make certain borrowings under the Term Credit Agreement to fund payments that will be made by the Company if certain previously disclosed pending litigation is resolved adversely.  If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Revolving Credit Agreement.  Revolving Lenders holding more than 50% of the loans and commitments under the Revolving Credit Agreement may elect to accelerate the maturity of amounts due under the Revolving Credit Agreement upon the occurrence and during the continuation of an event of default.

Prior to the execution of the Revolving Credit Agreement, the Company and its subsidiaries had no prior material relationship with the Revolving Administrative Agent.

Term Credit Agreement

The Term Credit Agreement provides for an $18 million term loan (the “Term Loan”) that may be drawn at any time prior to November 30, 2005.  If the Term Loan is not drawn by the Company prior to November 30, 2005, the Term Credit Agreement will be terminated.  The Company may use the Term Loan to fund a portion of the payments that will be made by the Company if certain previously disclosed pending litigation is resolved adversely.  In the event such pending litigation is resolved in favor of the Company, the Company may use the Term Loan for general working capital purposes.  To the extent drawn, the Term Loan will mature on December 31, 2007.

The obligations of the Company in respect of the Term Loan are guaranteed by all of the domestic subsidiaries of the Company and by Mondel, and are secured by perfected second priority security liens, subject to the first lien granted to the Revolving Lenders and certain other permitted liens, in substantially all of the Company’s, its domestic subsidiaries’ and Mondel’s real, personal, tangible and intangible assets.

The Term Loan bears interest, at the Company’s option, at either the Term Agent’s reference rate plus a spread ranging from 5-6%, or at the LIBOR rate plus a spread ranging from 7.5-8.5%, with such spread in each case being determined by the Company’s domestic leverage ratio (as defined in the Term Credit Agreement).

The Term Credit Agreement contains customary representations and warranties and affirmative and negative covenants.  The Term Credit Agreement requires the Company maintain certain financial covenants that include minimum levels of TTM EBITDA, minimum levels of TTM EBITDA for the Company’s power control systems operating division, a minimum fixed charge coverage ratio and a maximum leverage ratio (in each case with terms as defined or set forth in the Term Credit Agreement).  In addition, the Term Credit Agreement contains restrictions on the ability of the Company and its subsidiaries to, among other things, create liens on assets; incur additional indebtedness; undergo certain fundamental changes; dispose of assets; change the nature of their business; make loans, investments or advances; incur lease obligations; make capital expenditures over stated limits; make certain restricted payments such as dividends or capital distributions; engage in certain transactions with affiliates; restrict their subsidiaries from paying dividends; issue capital stock; modify documents governing certain indebtedness, organizational documents or certain material agreements; consign their inventory; and permit certain excluded foreign subsidiaries from acquiring assets, incurring liabilities or engaging in business.

The Term Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees or other amounts when due; inaccuracy of representations and warranties; violation of covenants, subject in certain cases to stated grace periods; the occurrence of certain payment defaults in respect of other indebtedness; the occurrence of certain bankruptcy events; the actual or asserted invalidity of any loan document or security interest contemplated by the Term Credit Agreement; the handing down of certain material judgments adverse to the Company; prevention by governmental authorities of the conduct of a material part of the business of the Company or any of its subsidiaries for longer than a stated time period; material loss due to an act of God; failure to renew material licenses; the commencement of certain governmental proceedings which could result in a material forfeiture of property; the occurrence of certain ERISA-related events; the incurrence of liability for certain material environmental liabilities; the occurrence of certain defaults in respect of material contracts; the occurrence and continuance of events of default under certain debt documents; the failure of the Company to make certain borrowings under the Revolving Credit Agreement to fund payments that will be made by the Company if certain previously disclosed pending litigation is resolved adversely; the occurrence of certain stated change of control events; and cessation of a substantial part of the business of the Company or any of its subsidiaries.  If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Term Credit Agreement.  Revolving Lenders holding more than 50% of the loans and commitments under the Term Credit Agreement may elect to accelerate the maturity of amounts due under the Term Credit Agreement upon the occurrence and during the continuation of an event of default.

Prior to the execution of the Term Credit Agreement, the Company and its subsidiaries had no prior material relationship with the Term Administrative Agent.

Prior Credit Agreement

In connection with, and as one of the conditions to closing of, each of the New Credit Agreements, the Company repaid all outstanding indebtedness under, and terminated, the Credit Agreement dated as of August 23, 2003 (as amended, the “Prior Credit Agreement”) among the Company, certain subsidiaries of the Company, the lenders party thereto from time to time and J.P. Morgan Chase Bank, N.A.  There were no early termination penalties incurred by the Company in connection with the termination of the Existing Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNETEK, INC.

Date: October 5, 2005	By:	/s/ David P. Reiland
David P. Reiland
Executive Vice President and Chief Financial Officer